Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Evoqua Water Technologies Corp. IPO Restricted Stock Units, the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan, and the Evoqua Water Technologies Corp. Employee Stock Purchase Plan of our report dated December 11, 2018, with respect to the consolidated financial statements and schedule of Evoqua Water Technologies Corp. included in its Annual Report (Form 10-K) for the year ended September 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
December 21, 2018